Exhibit 10.1

March 31, 2021

By email

Steven Bruny

sbruny@rbbn.com

Dear Steven:

On behalf of Ribbon Communications Inc. (“Ribbon”), I am pleased to provide you by this letter details of certain changes to your compensation by Ribbon Communications Operating Company, Inc. (“Company”).

(a) Base Salary. Effective March 1, 2021, your base salary (“Base Salary”) will be at the annualized rate of $405,000, less applicable state and federal withholdings, paid bi-weekly in accordance with the Company’s normal payroll practices.

(b) Target Bonus. Effective January 1, 2021, subject to achievement of certain corporate and/or individual objectives for the applicable year, your target Annual Bonus shall equal seventy-five percent (75%) of your Base Salary. The Annual Bonus for each fiscal year will be based on the achievement of objectives determined by the Board of Directors (“Board”) or the Compensation Committee of the Board (also referred to as “Compensation Committee” or “Committee”). Your Annual Bonus, if any, shall be paid as soon as reasonably practicable following Ribbon’s public disclosure of its financial results for the applicable bonus period and the Board’s or Committee’s approval of the bonus under the then-applicable Ribbon bonus plan, subject to your continued employment with the Company through the date of such payment (except as otherwise set forth in any written agreement by and between the Company and you).

Please do not hesitate to contact me if you have any questions.

I look forward to your continuing excellent contributions to the success of Ribbon.

Sincerely,

/s/ Bruce McClelland
Bruce McClelland
President, Chief Executive Officer and Director

Accepted by:

/s/ Steven Bruny
Steven Bruny
Date: March 31, 2021